                                                                    Exhibit 21.1


                         SUBSIDIARIES OF THE COMPANY



The following corporations are subsidiaries of United States Satellite Broadcasting Company, Inc.:


     USSB II, Inc., a Minnesota corporation
     Lower St. Croix Marketing Company, Inc., a Minnesota corporation